Exhibit 99.1
FOR IMMEDIATE RELEASE
ROADRUNNER TRANSPORTATION SYSTEMS REPORTS
2011 THIRD QUARTER RESULTS
Cudahy, WI — November 2, 2011 — Roadrunner Transportation Systems, Inc. (NYSE: RRTS), a leading asset-light transportation and logistics services provider, today reported financial results for the three and nine months ended September 30, 2011.
Roadrunner’s summary financial results for the three and nine months ended September 30 are highlighted below. Third quarter diluted income per share available to common stockholders increased 64.3% over the prior year. Excluding acquisition transaction expenses of $0.6 million related to the August 2011 acquisition of Prime Logistics Corporation (“Prime”), diluted income per share would have been $0.24.

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
(In thousands, except per share data)	2011	2010	2011	2010 (1)

Total revenues	$226,193	$163,690	$605,622	$466,222

Net revenues (total revenues less purchased transportation costs)	$60,672	$35,061	$153,336	$102,490
Depreciation and amortization	1,499	747	3,381	2,364
Other operating expenses	45,761	26,328	116,157	75,137
Acquisition transaction expenses	618	57	938	389
IPO related expenses		—		1,500

Operating income	$12,794	$7,929	$32,860	$23,100

Net income (loss) available to common stockholders	$7,175	$4,384	$19,006	$(1,051)
Weighted average diluted shares outstanding	31,758	31,089	31,576	24,316
Diluted income (loss) per share available to common stockholders	$0.23	$0.14	$0.60	$(0.04)

(1)
Results for the nine months ended September 30, 2010 include a one-time loss on early extinguishment of debt of $15.9 million and $1.5 million of expenses related to our initial public offering in May 2010.

2011 Third Quarter Results
In discussing third quarter performance, Mark DiBlasi, President and CEO of Roadrunner, said,
“Revenues increased 38.2% and net revenues expanded 73.1% from the prior year, resulting primarily from new customer growth, pricing initiatives, fuel increases, and the inclusion of the acquisitions of Morgan Southern and Prime. Our operating income growth of 61.4% outpaced revenue growth despite the effects of higher fuel prices on revenues and operating costs. Record third quarter revenue and operating income was achieved in all three operating segments.
“LTL revenues increased $19.0 million, or 17.7%, from the prior year as a result of new customer growth and expansion into new markets. This new customer growth and market expansion during the third quarter also drove a tonnage increase of 6.0% over the prior year. Tonnage growth was flat during July as a result of sluggish freight demand, but rebounded during August and September with increases in excess of 8.0%. Revenue per hundredweight increased 10.6% over the prior year, including 6.4% related to fuel. During the third quarter our LTL operating expenses increased $2.6 million over prior year primarily due to: (i) higher insurance costs, (ii) increased dock labor costs due to increased tonnage and (iii) expanded infrastructure costs to support our new business initiatives. Our LTL operating ratio improved to 94.8% in the third quarter from 95.2% in the prior year quarter but our third quarter operating ratio rose slightly from 94.4% in the second quarter of 2011. While our initiatives to penetrate new customers and expand into new geographic regions impacted our operating ratio in the quarter primarily as a result of building density in specific lanes, we expect these initiatives to improve our operating ratio and drive positive tonnage growth in future quarters.
“TL revenues grew by $40.2 million, or 102.9%, from the prior year. Revenues from Morgan Southern (acquired in early February), Bruenger Trucking (acquired at the end of May) and Prime (acquired at the end of August) accounted for $33.5 million of the increase, with the balance of $6.7 million representing organic growth of 17.1%. The impact of the acquisitions and operating leverage associated with our revenue growth led to nearly a three-fold increase in our TL operating income and an improvement in our TL operating ratio to 92.9% from 96.0% in the third quarter of 2010.
“For our TMS business, continued organic growth during the quarter generated a $3.7 million, or 20.6%, increase in revenues and a 33.6% increase in operating income from the prior year. This growth drove improvement in our TMS operating ratio to 89.0% from 90.0% in the prior year.”
2011 Third Quarter Segment Information
Roadrunner has three operating segments: less-than-truckload (LTL), truckload and logistics (TL) and transportation management solutions (TMS). The following highlights exclude intercompany eliminations and corporate expenses.
LTL revenues including fuel increased 17.7% to $126.2 million for the third quarter of 2011 from $107.2 million for the third quarter of 2010. LTL net revenues for the third quarter of 2011 were $29.6 million, or 23.4% of LTL revenues, compared to $25.6 million, or 23.9% of LTL revenues, for the third quarter of 2010. The decline in net revenue margin was a result of rising fuel prices and the impact of market expansion initiatives. LTL operating income was $6.5 million, or 5.2% of LTL revenues, for the third quarter of 2011 compared to $5.2 million, or 4.8% of revenues, for the third quarter of 2010.

Summary LTL operating statistics for the three and nine months ended September 30 are shown below.

	Three Months Ended September 30,			Nine Months Ended September 30,
			%			%
	2011	2010	Change	2011	2010	Change

Operating ratio	94.8%	95.2%	(0.4%)	94.5%	94.3%	0.3%
Tonnage (in thousands of tons)	337.2	318.1	6.0%	949.5	917.6	3.5%
Shipments (in thousands)	512.5	481.9	6.3%	1,434.5	1,373.8	4.4%
Revenue per hundredweight (incl. fuel)	$18.34	$16.58	10.6%	$18.10	$16.36	10.6%
Revenue per hundredweight (excl. fuel)	$15.01	$14.41	4.2%	$14.87	$14.18	4.9%
Weight per shipment (lbs.)	1,316	1,320	(0.3%)	1,324	1,336	(0.9%)
Linehaul cost per mile (excl. fuel)	$1.25	$1.26	(0.8%)	$1.24	$1.21	2.5%
Note: Other than operating ratio, the statistics above do not include (i) adjustments for undelivered freight required for financial statement purposes in accordance with RRTS’ revenue recognition policy; and (ii) non-LTL related business captured within the LTL segment.
For the TL segment, revenues increased 102.9% to $79.3 million for the third quarter of 2011 from $39.1 million for the third quarter of 2010. The improvement was primarily due to increases in market pricing and load growth, the expansion of the company’s TL brokerage agent network, and the acquisitions of Morgan Southern, Bruenger Trucking and Prime. For the third quarter, Morgan Southern, Bruenger Trucking and Prime collectively contributed revenues of $33.5 million to the TL segment. Overall, TL net revenues for the third quarter of 2011 were $25.6 million, or 32.3% of TL revenues, compared to $4.5 million, or 11.6% of TL revenues, for the third quarter of 2010. TL operating income was $5.6 million, or 7.1% of TL revenues, for the third quarter of 2011 compared to $1.6 million, or 4.0% of revenues, for the third quarter of 2010.
For the TMS segment, revenues for the third quarter of 2011 increased 20.6% to $21.70 million from $18.0 million for the third quarter of 2010. TMS net revenues for the third quarter of 2011 were $5.4 million, or 25.1% of TMS revenues, compared to $5.0 million, or 27.6% of TMS revenues, for the third quarter of 2010. The improvement in TMS revenue growth during the quarter was primarily attributable to new and existing customer growth. The decline in net revenue margin was a result of rising fuel prices and increased carrier costs. TMS operating income was $2.4 million, or 11.0% of TMS revenues, for the third quarter of 2011, compared to $1.8 million, or 10.0% of TMS revenues, for the third quarter of 2010.
Conference Call
A conference call is scheduled for Wednesday, November 2, 2011 at 4:30 p.m. Eastern Time. To access the conference call, please dial 866-783-2140 (U.S.) or 857-350-1599 (International) approximately 10 minutes prior to the start of the call. Callers will be prompted for passcode 26717647. The conference call will also be available via live webcast under the Investor Relations section of the Company’s website, www.rrts.com.
If you are unable to listen to the live call, a replay will be available through November 9, 2011, and can be accessed by dialing 888-286-8010 (U.S.) or 617-801-6888 (International). Callers will be prompted for passcode 25619192. An archived version of the webcast will also be available under the Investor Relations section of the Company’s website, www.rrts.com.

About Roadrunner Transportation Systems, Inc.
Roadrunner is a leading asset-light transportation and logistics services provider offering a full suite of solutions, including customized and expedited less-than-truckload, truckload and logistics, transportation management solutions, intermodal solutions, and domestic and international air. For more information, please visit RRTS’ website, www.rrts.com.
Safe Harbor Statement
This release contains forward-looking statements that relate to future events or performance. These statements reflect the company’s current expectations, and the company does not undertake to update or revise these forward-looking statements, even if experience or future changes make it clear that any projected results expressed or implied in this or other company statements will not be realized. Furthermore, readers are cautioned that these statements involve risks and uncertainties, many of which are beyond the company’s control, which could cause actual results to differ materially from the forward-looking statements. These risks and uncertainties include, but are not limited to, risks related to the integration of acquired companies, competition in the transportation industry, the impact of the current economic environment, the company’s dependence upon purchased power, the unpredictability of and potential fluctuation in the price and availability of fuel, the effects of governmental and environmental regulations, and other “Risk Factors” set forth in the company’s most recent SEC filings.
(Tables Follow)

ROADRUNNER TRANSPORTATION SYSTEMS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)
(In thousands, except per share amounts)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2011	2010	2011	2010

Revenues	$226,193	$163,690	$605,622	$466,222
Operating expenses:
Purchased transportation costs	165,521	128,629	452,286	363,732
Personnel and related benefits	23,598	15,826	61,656	45,514
Other operating expenses	22,163	10,502	54,501	29,623
Depreciation and amortization	1,499	747	3,381	2,364
Acquisition transaction expenses	618	57	938	389
IPO related expenses	—	—	—	1,500

Total operating expenses	213,399	155,761	572,762	443,122

Operating income	12,794	7,929	32,860	23,100

Interest expense:
Interest on long-term debt	1,172	504	2,056	7,752
Dividends on preferred stock subject to mandatory redemption	50	50	150	150

Total interest expense	1,222	554	2,206	7,902

Loss on early extinguishment of debt	—	—	—	15,916

Income (loss) before (benefit) provision for income taxes	11,572	7,375	30,654	(718)

Provision (benefit) for income taxes	4,397	2,991	11,648	(432)

Net income (loss)	7,175	4,384	19,006	(286)

Accretion of Series B preferred stock	—	—	—	765

Net income (loss) available to common stockholders	$7,175	$4,384	$19,006	$(1,051)

Earnings (loss) per share available to common stockholders:
Basic	$0.23	$0.15	$0.63	$(0.04)

Diluted	$0.23	$0.14	$0.60	$(0.04)

Weighted average common stock outstanding:
Basic	30,562	30,052	30,340	24,316

Diluted	31,758	31,089	31,576	24,316

ROADRUNNER TRANSPORTATION SYSTEMS, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited)
(Dollars in thousands, except share amounts)

	September 30,	December 31,
	2011	2010
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$2,347	$996
Accounts receivable, net	107,581	73,222
Deferred income taxes	4,038	6,367
Prepaid expenses and other current assets	13,375	10,414

Total current assets	127,341	90,999

PROPERTY AND EQUIPMENT, NET	24,265	6,894

OTHER ASSETS:
Goodwill	368,698	246,888
Other noncurrent assets	12,110	3,516

Total other assets	380,808	250,404

TOTAL ASSETS	$532,414	$348,297

LIABILITIES AND STOCKHOLDERS’ INVESTMENT
CURRENT LIABILITIES:
Current maturities of long-term debt	$14,000	$—
Accounts payable	52,220	37,241
Accrued expenses and other liabilities	23,997	11,375

Total current liabilities	90,217	48,616

LONG-TERM DEBT, net of current maturities	131,636	20,500
OTHER LONG-TERM LIABILITIES	16,628	8,492
PREFERRED STOCK SUBJECT TO MANDATORY REDEMPTION	5,000	5,000

Total liabilities	243,481	82,608

STOCKHOLDERS’ INVESTMENT:
Common stock $.01 par value; 100,000 shares authorized; 30,705 and 30,147 shares issued and outstanding	301	301
Additional paid-in capital	266,326	262,088
Retained earnings	22,306	3,300

Total stockholders’ investment	288,933	265,689

TOTAL LIABILITIES AND STOCKHOLDERS’ INVESTMENT	$532,414	$348,297

Contact
Roadrunner Transportation Systems, Inc.
Peter Armbruster
Chief Financial Officer
414-615-1648
Vollrath Associates, Inc.
Marilyn Vollrath
414-221-0210
ir@rrts.com